Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Third Quarter Results

Guides to 20 Percent Adjusted EPS Growth in 2013

(Cincinnati; November 6, 2013) — Convergys Corporation (NYSE: CVG), a global leader in customer management, today announced its financial results for the third quarter of 2013.

Third Quarter Summary

•	Revenue of $521 million, up three percent compared with prior year;

•	Adjusted EPS from continuing operations of $0.29, compared with $0.26 in the prior year; GAAP EPS from continuing operations of $0.26, similar to prior year;

•	Adjusted EBITDA of $62 million, including the $4 million restructuring charge to further simplify the business, compared with $61 million in the prior year;

•	Repurchased 2.1 million Convergys shares for $39 million, or $18.76 per share;

•	Updated 2013 guidance includes adjusted EPS growth to approximate 20 percent.

“We performed well in the third quarter as revenue increased three percent, and we continue to expect revenue growth and profit improvement in the fourth quarter and for the full year,” said Andrea Ayers, president and CEO. “We further streamlined operations during the quarter as reflected in the expected $4 million restructuring charge to enhance our productivity, efficiency and future profitability. Investment in the business is driving predictable, consistent performance which resulted in another quarter of strong new business signings with clients across multiple verticals. Based upon volume fluctuations with one large client we are revising our revenue expectations modestly, but our EBITDA expectations are unchanged and we feel comfortable raising our EPS guidance for the full year.”

Ayers added, “Our strong balance sheet and cash flow generation allows us to continue returning capital to investors. We repurchased $39 million of stock and paid another $6 million dividend in the quarter, and remain selective in our pursuit of strategic growth opportunities.”

GAAP third-quarter 2013 results include an expected $4 million non-cash pension settlement charge and less than $1 million net loss related to real estate transactions initiated in prior years. Reconciliation tables of GAAP to non-GAAP results are attached.

Third Quarter Results – Continuing Operations

Revenue – Revenue was $521 million, a three percent increase compared with $508 million in the same period last year.

Operating Income – Adjusted operating income was $36 million, including a $4 million restructuring charge related to the Company’s on-going efforts to further simplify the business and reduce costs, compared with adjusted operating income of $39 million in the same period last year. GAAP operating income was $31 million, including the $5 million pension settlement and real estate impacts plus the $4 million restructuring charge discussed above, compared with $39 million in the same period last year.

Adjusted EBITDA – Adjusted EBITDA was $62 million, including the $4 million restructuring charge, compared with $61 million in the same period last year. Adjusted EBITDA excludes the pension settlement and real estate impacts discussed above.

Tax Rate – On an adjusted basis, the effective tax rate was 12 percent, excluding pension settlement and real estate impacts, largely reflecting the mix of income by jurisdictions. The GAAP effective tax rate was 9 percent in the third quarter.

Net Income – Adjusted net income from continuing operations was $31 million, or $0.29 per diluted share, including the $4 million, or $0.03 per diluted share, negative impact of the restructuring charge discussed above. This compared with adjusted net income from continuing operations of $30 million, or $0.26 per diluted share, in the same period last year. GAAP net income from continuing operations was $28 million, or $0.26 per diluted share, including the pension settlement and real estate impacts, compared with $30 million, or $0.26 per share, in the same period last year.

Share Repurchase – Convergys repurchased 2.1 million shares in the third quarter at a cost of $39 million. To date in the fourth quarter the Company has repurchased 0.9 million shares at a cost of $18 million. The remaining authorization to purchase outstanding shares is $135 million.

Quarterly Dividend – Convergys paid a $6 million quarterly dividend in October to holders of record at the close of business on September 20, 2013. The next dividend payment of $0.06 per share is scheduled to be made on January 10, 2014, to shareholders of record at the close of business on December 27, 2013.

Free Cash Flow – Free cash flow was $60 million compared with $30 million in the same period last year.

Net Cash and Short Term Investments – At September 30, 2013, cash and short term investments were $652 million, debt maturing in one year was $1 million and long term debt was $60 million. Net cash and short term investments totaled $591 million at September 30, 2013, compared with $526 million at June 30, 2013, and $668 million at the end of the third quarter last year.

2013 Business Outlook

Convergys continues to expect revenue growth and profit improvement in 2013. Convergys expectations for the full year are now:

•	Revenue to approximate $2,045 million, revised from prior guidance to exceed $2,055 million;

•	Adjusted EBITDA to exceed $248 million, unchanged from prior guidance;

•	Effective tax rate on adjusted income from continuing operations to approximate 19 percent, lowered from prior guidance to approximate 22 percent;

•	Diluted shares outstanding to approximate 108 million, reduced from prior guidance of 109 million shares;

•	Adjusted EPS from continuing operations to approximate $1.10, improving from prior guidance to exceed $1.05.

Not included in this guidance is the impact of any future strategic acquisition or share repurchase activities. Also not included in this guidance are results classified within discontinued operations related to the sale of the Information Management business as well as other impacts from corporate simplification actions initiated in prior years such as non-cash pension settlement charges.

Forward-Looking Statements Disclosure and “Safe Harbor” Note

This news release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance, “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the loss of a significant client or significant business from a client; (ii) the future financial performance of major industries that we serve; (iii) our inability to protect personally identifiable data against unauthorized access or unintended release; (iv) our inability to maintain and upgrade our technology and network equipment in a timely manner; (v) international business and political risks, including economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (vi) the failure to meet expectations regarding the tax treatment of the Information Management transaction; (vii) higher than expected costs of providing transition services and other support to the Information Management business and (viii) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses 2013 and 2012 operating income, net income from continuing operations and diluted earnings per share from continuing operations metrics excluding asset impairment charges, corporate restructuring costs, certain Information Management-related costs, interest expense for debt reduction, net non-cash post-employment benefit plan charges, and tax benefits from certain discrete and other adjustments.

These charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share from continuing operations excluding the items above, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There is no material purpose for which we use these non-GAAP measures beyond those described above.

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Management uses the non-GAAP metric free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock, to pay dividends, and to repay the Company’s debt obligations. Management also believes the presentation of this measure will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance. There is no material purpose for which we use these non-GAAP measures beyond the purposes described above.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation:

Convergys will hold its Third Quarter Financial Results webcast presentation at 9:00 a.m., Eastern time, Thursday, November 7. It will feature its President and CEO Andrea Ayers and CFO Andre Valentine. The webcast presentation will take place live and will then be available for replay at this link—http://tinyurl.com/3Q13ConferenceCall. This link will replay the webcast presentation through December 6. You may also access the webcast or the recording via the Convergys website, www.convergys.com. Click “Company,” then “Investor Relations,” then “Events and Webcasts.”

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About Convergys

As a leader in customer management for over 30 years, Convergys is uniquely focused on helping companies find new ways to enhance the value of their customer relationships and deliver consistent customer experiences across all channels and geographies. Every day, over 80,000 employees help our clients balance the demands of increasing revenue, improving customer satisfaction, and reducing overall cost using an optimal mix of agent, technology, and analytics solutions. Our actionable insight stems from handling billions of customer interactions annually for our clients. Visit www.convergys.com to learn more.

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation)

Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations

+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION

Consolidated Statements of Income

(Unaudited)

	For the Three Months			For the Nine Months
	Ended Sep 30,		%	Ended Sep 30,		%
(In millions except per share amounts)	2013	2012	Change	2013	2012	Change
Revenues:
Communications	314.4	312.4	1	908.3	902.8	1
Technology	52.2	42.0	24	144.4	126.4	14
Financial Services	43.0	50.2	(14)	134.6	155.3	(13)
Other	111.4	103.0	8	331.5	311.7	6

Total Revenues	$521.0	$507.6	3	$1,518.8	$1,496.2	2
Costs and Expenses:
Cost of Providing Services and Products Sold	341.0	325.7	5	986.5	959.9	3
Selling, General and Administrative	118.4	118.0	0	352.9	356.8	(1)
Research and Development Costs	2.0	2.3	(13)	6.3	8.7	(28)
Depreciation	22.2	19.7	13	64.3	60.5	6
Amortization	1.4	1.4	(0)	4.0	5.1	(22)
Restructuring Charges	4.3	1.4	NM	5.4	9.0	(40)
Asset Impairment and other	0.4	—	NM	1.5	88.6	(98)

Total Costs and Expenses	489.7	468.5	5	1,420.9	1,488.6	(5)

Operating Income	31.3	39.1	(20)	97.9	7.6	NM
Other Income, net	2.5	0.8	NM	4.8	2.9	66
Interest Expense	(2.9)	(2.8)	4	(8.7)	(10.8)	(19)

Income (Loss) Before Income Taxes and Discontinued Operations	30.9	37.1	(17)	94.0	(0.3)	NM
Income Tax Expense	2.7	6.8	(60)	13.6	1.7	NM

Income (Loss) from Continuing Operations, net of tax	28.2	30.3	(7)	80.4	(2.0)	NM
Income (Loss) from Discontinued Operations, net of tax (benefit) expense of ($4.6) and ($1.1), for the three months ended September 30, 2013 and 2012, respectively and ($8.6) and $51.6 for the nine months ended September 30, 2013 and 2012, respectively	5.7	(2.4)	NM	2.0	70.6	(97)

Net Income	$33.9	$27.9	22	82.4	68.6	20

Basic Earnings (Loss) Per Common Share
Continuing Operations	$0.27	$0.27		$0.77	$(0.02)
Discontinued Operations	$0.06	$(0.02)		$0.02	$0.62

Net Basic Earnings Per Common Share	$0.33	$0.25		$0.79	$0.60

Diluted Earnings (Loss) Per Common Share
Continuing Operations	$0.26	$0.26		$0.74	$(0.02)
Discontinued Operations	$0.05	$(0.02)		$0.02	$0.62

Net Diluted Earnings Per Common Share	$0.31	$0.24		$0.76	$0.60

Weighted Average Common Shares Outstanding
Basic	103.0	111.2		104.1	114.2
Diluted	107.9	115.5		109.1	114.2
Market Price Per Share
High	$19.91	$16.55		$19.91	$16.55
Low	$17.16	$14.33		$15.05	$12.13
Close	$18.75	$15.67		$18.75	$15.67

CONVERGYS CORPORATION

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	Three Months
	Ended Sep 30,
	2013	2012
Revenue	$521.0	$507.6
Operating income as reported under U.S. GAAP	$31.3	$39.1
Operating Margin	6.0%	7.7%
Pension settlement charge (a)	4.4	—
Asset impairment and other (b)	0.4	—

Total charges	4.8	—

Adjusted operating income (a non-GAAP measure)	$36.1	$39.1

Adjusted Operating Margin	6.9%	7.7%
Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$30.9	$37.1
Total operating charges from above	4.8	—

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$35.7	$37.1

Income from continuing operations, net of tax, as reported under U.S. GAAP	$28.2	$30.3
Total operating charges from above, net of tax	3.1	—

Adjusted net income from continuing operations, net of tax (a non-GAAP measure)	$31.3	$30.3

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.26	$0.26
Net impact of total charges included in continuing operations	0.03	—

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.29	$0.26

(a)	During the three months ended September 30, 2013, the Company recorded a pension settlement charge of $4.4.
(b)	During the three months ended September 30, 2013, the Company recorded an impairment charge of $0.4 related to its completion of the sale of certain real estate assets.

Management uses operating income, income from continuing operations, net of tax and earnings per share from continuing operations excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	For the Nine Months Ended Sep 30,
	2013	2012
Revenue	$1,518.8	$1,496.2
Operating income as reported under U.S. GAAP	$97.9	$7.6
Operating Margin	6.4%	0.5%
Net pension and other post employment benefit plan charges (a)	11.9	(2.7)
Asset impairment and other (b)	1.5	88.6
Restructuring (c)	—	6.4
Information Management costs not qualifying as Discontinued Operations (d)	—	8.8

Total charges	13.4	101.1

Adjusted operating income (a non-GAAP measure)	$111.3	$108.7

Adjusted Operating Margin	7.3%	7.3%
Income (Loss) Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$94.0	$(0.3)
Total operating charges from above	13.4	101.1
Orlando financing fees (e)	—	1.1

Total charges (benefits)	13.4	102.2

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$107.4	$101.9

Income (Loss) from continuing operations, net of tax, as reported under U.S. GAAP	$80.4	$(2.0)
Total operating charges from above, net of tax	8.5	80.3
Orlando financing fees of $1.1, net of tax (e)	—	0.7
Adjusted income from continuing operations, net of tax (a non-GAAP measure)	$88.9	$79.0

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.74	$(0.02)
Net impact of total charges included in continuing operations	0.07	0.69

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.81	$0.67

(a)	During the nine months ended September 30, 2013 and 2012, the Company recorded net pension and other post employment benefit plan charges (benefits) of $11.9 and ($2.7), respectively. The 2013 charge consists of a pension plan settlement charge while the 2012 net benefit includes $4.1 of curtailment credits from pension and other post employment benefits plans and $1.4 of post-retirement benefits costs related to changes in the executive management team.
(b)	During the nine months ended September 30, 2012, the Company recorded an impairment charge of $46.0 for the goodwill of the Customer Interaction Technology reporting unit. In addition, as the result of a decision to monetize certain real estate assets, these assets were reclassified to Held for Sale and the Company recorded an impairment charge of $1.5 and $42.6 for the nine months ended September 30, 2013 and 2012, respectively, to reduce the carrying value to estimated fair value less cost to sell.
(c)	The results for the nine months ended September 30, 2012 include $6.4 of restructuring charges within Corporate and Other consisting of severance charges related to the change in the Company’s executive team and streamlining of operations as a result of the sale of the Information Management business.
(d)	In March 2012, the Company signed a definitive agreement to sell the Information Management business and the sale substantially closed in May 2012. The results of operations met the criteria for presentation as discontinued operations and therefore are presented on this basis for all periods presented. Certain costs previously allocated to the Information Management segment do not qualify for discontinued operations accounting treatment and are required to be reported as costs within continuing operations. The Company classified $8.8 of these costs, which previously would have been presented within the Information Management segment within continuing operations for the nine months ended September 30, 2012.
(e)	In the second quarter of 2012, the Company exercised its option to purchase its leased office facility in Orlando, Florida by discharging the related lease financing obligation in the aggregate principal amount of $55.0. In connection with the purchase, the Company expensed $1.1 of previously deferred financing fees as interest expense.

Management uses operating income, income from continuing operations, net of tax and earnings per share data excluding the items above to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA

(Unaudited)

	For the Three Months			For the Nine Months
	Ended Sep 30,		%	Ended Sep 30,		%
(In millions)	2013	2012	Change	2013	2012	Change
Income (Loss) from Continuing Operations, net of tax	$28.2	$30.3	(7)	$80.4	$(2.0)	NM
Depreciation and Amortization	23.6	21.1	12	68.3	65.6	4
Interest expense	2.9	2.8	4	8.7	10.8	(19)
Income tax expense	2.7	6.8	(60)	13.6	1.7	NM

EBITDA (a non-GAAP measure)	$57.4	$61.0	(6)	171.0	76.1	NM
Asset impairment and other	0.4	—	NM	1.5	88.6	NM
Restructuring	—	—	NM	—	6.4	NM
Information Management costs not qualifying as Discontinued Operations	—	—	NM	—	8.8	NM
Net pension and other post employment benefit plan charges	4.4	—	NM	11.9	(2.7)	NM

Adjusted EBITDA (a non-GAAP measure)	$62.2	$61.0	2	$184.4	$177.2	4

EBITDA Margin	11.0%	12.0%		11.3%	5.1%
Adjusted EBITDA Margin	11.9%	12.0%		12.1%	11.8%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION

Consolidated Balance Sheets

(Unaudited)

	Sep. 30,	Dec. 31,
(In millions)	2013	2012
Assets
Cash and Cash Equivalents	$525.9	$554.7
Short Term Investments	126.5	83.8
Receivables—Net	320.4	319.8
Other Current Assets	101.7	107.7
Current Assets—Held for Sale	—	34.6
Property and Equipment—Net	246.5	279.2
Other Assets	659.2	658.1

Total Assets	$1,980.2	$2,037.9

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$0.9	$0.7
Other Current Liabilities	279.2	285.8
Other Liabilities	309.3	319.6
Long-Term Debt	60.2	59.9
Common Shareholders’ Equity	1,330.6	1,371.9

Total Liabilities and Shareholders’ Equity	$1,980.2	$2,037.9

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months				For the Nine Months
	Ended Sep 30,				Ended Sep 30,
(In millions)	2013		2012		2013		2012
Net cash provided by operating activities	$76.6		$54.6		$149.3		$106.2
Net cash (used in) provided by investing activities	(23.9	) (a)	(16.8	) (a)	(60.4	) (b)	355.0	(b)
Net cash used in financing activities	(42.0)		(59.3)		(117.7)		(185.7)

Net increase (decrease) in cash	$10.7		$(21.5)		$(28.8)		$275.5

(a)	Includes $16.9 and $24.8 of capital expenditures for the three months ended September 30, 2013 and 2012, respectively.
(b)	Includes $43.2 and $71.8 of capital expenditures for the nine months ended September 30, 2013 and 2012, respectively.

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months		For the Nine Months
	Ended Sep 30,		Ended Sep 30,
(In millions)	2013	2012	2013	2012
Net cash provided by operating activities	$76.6	$54.6	$149.3	$106.2
Capital expenditures	(16.9)	(24.8)	(43.2)	(71.8	) (a)

Free cash flow (a non-GAAP measure)	$59.7	$29.8	$106.1	$34.4

(a)	Includes $6.2 of capital expenditures related to the Information Management business for the nine months ended September 30, 2012.

Management uses free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates Management’s ability to strengthen the Company’s balance sheet, to repay the Company’s debt obligations and to repurchase the Company’s common shares. Management also believes the presentation of this measure will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.